                                                                    Exhibit 99.1

IMPAC MORTGAGE HOLDINGS, INC.
(AMEX: IMH)

                                  NEWS RELEASE

          ____________________For Immediate Release____________________

         Impac Mortgage Holdings, Inc. Reports a 223% Increase in Third
               Quarter Core Operating Earnings of $0.42 per share
--------------------------------------------------------------------------------

Thursday, October 25, 2001

Newport Beach, California - Impac Mortgage Holdings, Inc. (AMEX: IMH - "IMH" or the "Company"), a real estate investment trust ("REIT") that primarily invests in non-conforming Alt-A mortgages, reports a 223% increase in core operating earnings of $11.3 million, or $0.42 per diluted share, for the third quarter of 2001 as compared to core operating earnings of $3.5 million, or $0.13 per diluted share, for the third quarter of 2000. Core operating earnings were positively affected by a $6.0 million increase in net interest income as average outstanding Mortgage Assets increased 25% and net interest margins improved 63%, or 76 basis points, over third quarter of 2000 operating results. In addition, net earnings from Impac Funding Corporation ("IFC"), the Company's Mortgage Operations, increased by $2.9 million, as loan production increased 39% over the third quarter of 2000. Core operating earnings were $9.3 million or $0.35 per share, for the second quarter of 2001. Refer to the included financial statements for the determination of core operating earnings.

The Company also reports a 20% increase in estimated taxable earnings of $11.0 million, or $0.40 per diluted share, for the third quarter of 2001 as compared to estimated taxable earnings of $9.2 million, or $0.34 per diluted share, for the second quarter of 2001. As a result of higher than anticipated estimated taxable earnings during the first nine months of 2001, the Board of Directors returned to regular dividends by declaring a third quarter dividend of $0.25 per share. The Company is paying the dividend in two installments. The first installment of $0.13 per share was paid on October 15, 2001 to common stockholders of record on October 1, 2001. The second installment of $0.12 per share is payable on November 15, 2001 to common stockholders of record on November 1, 2001.

Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, "we are pleased that the Company has returned to regular dividend payments six months prior to our original expectations. In addition, at current levels of estimated taxable income and earnings, we expect dividends to increase to $0.30-$0.35 per share for the fourth quarter."

                            Third Quarter Highlights
                           --------------------------

       o Resumption of regular dividend six months earlier than expected with a $0.25 per share third quarter cash dividend
       o 23.4% return on average equity and 2.0% return on average assets based on core operating earnings
       o Total assets increased 26% to $2.4 billion compared to $1.9 billion at 12/31/2000
       o Warehouse Lending Operations increased average finance receivables to non-affiliates by 36% to $208.2 million during the third quarter
       o Mortgage Operations increased loan production by 39% to $828.3 million and was ranked in the top 15 of all private non-investment bank mortgage conduits during the first nine months of 2001
       o Impac Direct Access System for Lending ("IDASL") sets record amount of quarterly loan submissions of $2.5 billion during the third quarter
       o Conversion of the Company's outstanding Cumulative Preferred Stock to common stock increasing the Company's market float by 31% to 26,832,329 common shares at September 30, 2001

Mr. Tomkinson, commented, "our operating results during the third quarter exceeded second quarter record levels as the Mortgage Operations established a new high in loan production, the Warehouse Lending Operations exceeded $200 million in average non-affiliate finance receivables outstanding for the second consecutive quarter and total Mortgage Assets reached record levels with the issuance of a $400 million collateralized mortgage obligation ("CMO") in the third quarter and expectations of two more CMO's before the end of this year."

Mr. Tomkinson, further commented, "we generated significant taxable earnings during 2001 which allowed us to return to regular dividend payments earlier than anticipated. This was the result of our efforts to restructure our balance sheet, reduce debt, expand our Mortgage Operations, as well as our Warehouse Lending Operations, and take advantage of lower interest rates. Although the Company returned to dividend payments much earlier than expected, everyone involved in the day-to-day operations of the Company, from the Board of Directors, the executive management team and our employees remain committed to the following goals: focus on providing consistent, reliable cash flows in changing interest rate environments, maintain high credit quality on our mortgage loan investments and grow the balance sheet with more efficient use of our capital."

Regarding the events of September 11, 2001, Mr. Tomkinson commented, "production volumes were at record levels for the third quarter even with the temporary interruption of funding at our Mortgage Operations and Warehouse Lending Operations during the days after the terrorist attacks. Since the attacks, we have experienced no decrease in loan production, as low interest rates are driving significant mortgage lending activity nationwide. Continuing this trend, I further expect fourth quarter loan production from our Mortgage Operations to exceed third quarter results and the balance sheet to grow to another record high by year end."

Mr. Tomkinson commented on the success of the Company's first common stock offering of 6,400,000 shares since the 1998 liquidity crisis, "we were extremely pleased at the response we received from the market. It was important for the Company to communicate its story on how we changed our business strategy over the last three years which ultimately re-established interest in the Company within the investment community. Additionally, we were able to expand analyst coverage of the Company, giving us research and the added capability of communicating our message to our shareholders."

     Long-Term Investment Operations Increases Mortgage Acquisitions by 191% during the Third Quarter of 2001 as compared to the same quarter of last year

Mr. Tomkinson commented, "to accomplish our goal of providing consistent, reliable cash flows in changing interest rate environments we have acquired high credit quality, non-conforming Alt-A mortgage loans from our Mortgage Operations. Most of the mortgages acquired by the Long-Term Investment Operations include prepayment penalties that reduce our exposure to accelerated prepayments, which may result in increased amortization of premiums associated with the acquisition of these loans. Mortgages with prepayment penalties have softened the impact of prepayments on CMO collateral during the current period of declining interest rates. Of the current CMO portfolio, 44% had active prepayment penalties, an increase from 30% at the beginning of this year. We have reduced the adverse effect of premium amortization on net interest margins as we have acquired mortgages at reduced premiums. Premium and capitalized transaction costs as a percentage of CMO collateral were significantly lower this quarter-end as compared to last year. Although we have benefited from short-term interest rate reductions this year, we are also in a position to maintain reliable cash flows and net interest margins when interest rates rise as a result of our current hedging policy. We have also been successful in growing the balance sheet with more efficient use of our capital due to the exemplary historical performance of our non-conforming Alt-A mortgage loans. The improved loss performance of our current mortgage portfolio is requiring less capital investment by credit rating agencies than was required when the Company made significant investments in sub-prime mortgage loans."

The Long-term Investment Operations acquired $366.9 million of adjustable-rate mortgages from the Mortgage Operations during the third quarter as compared to $126.2 million acquired during the third quarter of 2000 and $373.4 million acquired during the prior quarter. Of the loans acquired by the Long-Term Investment Operations during the third quarter, 54% were acquired with prepayment penalty features. Mr. Tomkinson stated, "we expect fourth quarter acquisitions by the Long-Term Investment Operations to exceed that of the third quarter, further increasing the level of the Company's Mortgage Assets by the end of this year."

At September 30, 2001, over 95% of the Company's CMO collateral were Alt-A mortgages acquired or originated by the Mortgage Operations. Alt-A mortgage loans primarily consist of mortgage loans that are first lien mortgage loans made to borrowers whose credit is generally within typical Fannie Mae or Freddie Mac guidelines, but that have loan characteristics, such as lack of documentation or verifications, that make them ineligible under their guidelines. The Company generally considers prime, or "A" credit quality loans, to have a Fair Isaac Credit Score ("FICO") of 640 or better, and "Alt-A" credit quality loans have a FICO of 600 or better. At September 30, 2001, the weighted average FICO of mortgages in the Company's CMO portfolio was 677. As a comparison, Fannie Mae and Freddie Mac generally purchase loans with FICO's greater than 620.

During the third quarter, constant prepayment rates ("CPR") on CMO collateral decreased to 36% CPR as compared to 41% CPR during the second quarter of this year. Through the use of prepayment penalties and hedging instruments, the Company has protected its net interest margins from higher than expected prepayments and against rising borrowing costs, which may adversely effect net interest margins. As of June 30, 2001, the Company estimates that over the next twelve months, changes in interest rates will not have a material adverse effect on net interest margins from the CMO portfolio.

Allowance for loan losses increased 55% to $7.9 million at September 30, 2001 as compared to $5.1 million at December 31, 2000. The allowance expressed as a percentage of loan receivable, which includes CMO collateral, mortgage loans held-for-investment and finance receivables, was 0.35% as compared to 0.28% at December 31, 2000. The Company makes a monthly provision for estimated loan losses on its long-term investment portfolio as an increase to allowance for loan losses. The provision for estimated loan losses is primarily based on a migration analysis based on historical loss statistics, including cumulative loss percentages and loss severity, of similar loans in the Company's long-term investment portfolio. The loss percentage is used to determine the estimated inherent losses in the investment portfolio. Provision for loan losses is also based on management's judgment of net loss potential, including specific allowances for known impaired loans, changes in the nature and volume of the portfolio, the value of the collateral and current economic conditions that may affect the borrowers' ability to pay.

    Warehouse Lending Operations Increases Average Finance Receivables by 36% during the Third Quarter of 2001 as compared to the same quarter of last year

Gretchen D. Verdugo, Executive Vice President of Impac Warehouse Lending Group, Inc., commented, "the progress we have made with technology initiatives that were started at the beginning of this year have been a significant driver in the growth and success of our Warehouse Lending Operations as average outstanding finance receivables to non-affiliates exceeded $200 million for the second consecutive quarter. The efficiencies gained from technology has given us the tools to expand our business without a commensurate increase to staff and facilities. Another key component to the success of our business is maintaining an excellent client risk profile through diligent credit review and close interaction with our customers."

Average finance receivables to non-affiliates were $208.2 million as compared to $152.7 million during the third quarter of 2000 and $222.0 million during the prior quarter. At September 30, 2001, the Warehouse Lending Operations had 55 approved warehouse lines available to non-affiliates customers totaling $408.0 million as compared to 52 and $359.0 million as of September 30, 2000, respectively.

         Mortgage Operations Increases Loan Production by 39% during the Third Quarter of 2001 as compared to the same quarter of last year

William S. Ashmore, President and Chief Operating Officer, commented, "I am pleased with the record production levels and increased profitability of our Mortgage Operations. During the first nine months, we ranked in the top fifteen among private non-investment bank mortgage conduits and mortgage-backed issuers. We also ranked fourth among non-investment bank Alt-A mortgage-backed issuers for the first half of the year. We have continued to focus on reducing price volatility in the securitization and sale of our mortgage loans through the use of forward commitments with major investment banks that underwrite mortgage-backed securities."

Mr. Ashmore went on to say, "we continue to strive on being a nationwide low cost correspondent and wholesale lender and leader in providing innovative, non-conforming Alt-A mortgage loan programs to our clients. We look to reduce interest rate and market risk exposure through the acquisition and origination of mortgages with prepayment penalties, shortening the accumulation and holding period of mortgages by securitizing more frequently, reducing premiums paid for the loans we acquire or originate and focus on maintaining high credit quality. For the third quarter, 23% of our total loan production was from our wholesale lending operation, an increase of 16% from the same period last year, which reduces the weighted average premium we pay for mortgages, resulting in higher profit margins on the sale of these loans. We also continue to leverage off of our centralized operation and improve our technology and systems to further reduce our operating costs."

Loan production by the Mortgage Operations increased 39% to $828.3 million as compared to $594.7 million during the third quarter of 2000 and $776.0 million during the prior quarter. Correspondent loan acquisitions were $618.7 million and wholesale loan originations were $189.6 million as compared to $604.6 million and $171.4 million, respectively, during the prior quarter. Loan production was again driven by lower interest rates, niche loan programs offered to correspondent and wholesale customers and IDASL, the Company's web-based automated underwriting system, which has substantially enhanced the origination process. IDASL stands for Impac Direct Access System for Lending and can be viewed at the Company's new and improved website at www.impaccompanies.com.
                                                    ----------------------
During the
third quarter, average monthly dollar volume of all loans submitted through IDASL for underwriting increased by 91% to $838.5 million as compared to $438.0 million per month during the third quarter of 2000 and $783.0 million per month during the prior quarter. During 2001, on a quarter-to-quarter basis the increasing dollar volume of loan submissions through IDASL are the result of increased loan production as virtually all correspondent and wholesale customers actively utilize and submit loans through the IDASL system.

Net earnings per generally accepted accounting principles ("GAAP") was $8.3 million, or $0.31 per diluted share, during the third quarter as compared to net earnings of $3.3 million, or $0.12 per diluted share, during the third quarter of 2000. Earnings for the third quarter were negatively impacted by Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." On August 10, 2001, the Derivatives Implementation Group ("DIG") of the Financial Accounting Standards Board published DIG G20, which further interpreted FAS 133. During the fourth quarter, DIG's interpretation of SFAS 133 will allow the Company to reverse most of the earnings effect of SFAS 133 on third quarter results. Excluding the effect of SFAS 133, net earnings were $9.5 million, or $0.35 per diluted share, for the third quarter. Diluted book value was $6.58 per share at September 30, 2001 as compared to $7.00 per share at June 30, 2001. Book value decreased during the third quarter as a result of marking to market hedging instruments that protect the Company from adverse changes in interest rates. While SFAS 133 requires the Company to mark to market its hedges, the Company's application of FAS 133 will not allowed it to correspondingly increase the value of its investment in its CMO portfolio. Excluding the effect of SFAS 133, the Company's diluted book value per share at September 30, 2001 was $7.47, an increase of 7% from $7.01 at June 30, 2001.

For additional information, questions or comments call or write to the Company's Investor Relations group and ask for Tania Jernigan at (949) 475-3600 or email Ms. Jernigan at tjernigan@impaccompanies.com. The Company has announced a
                ----------------------------
conference call and live web cast on Friday, October 26, 2001 at 10:00 a.m. Pacific standard time (1:00 p.m. Eastern standard time). Mr. Tomkinson will discuss the results of the Company's third quarter operations and provide a general update on the Company followed by a question and answer session. The conference call will be limited for discussion to certain buyside and sellside analysts and will be open for listen only to all interested parties. If you would like to participate, you may access the web cast via our web site at http://www.impaccompanies.com/IMH/IMH_Main.asp or by using the dial in number,
(800) 350-9149. To participate in the call, dial in fifteen minutes prior to the scheduled start time. The conference call will be archived on Impac Mortgage Holdings, Inc.'s web site at www.impaccompanies.com, by linking to Impac
                             ----------------------
Mortgage Holdings, Inc./Audio Archives. You can subscribe to receive instant notification of Impac Mortgage Holdings, Inc.'s conference, news and monthly-unaudited fact sheet by using our email alert feature located at the Company's web site at www.impaccompanies.com under Impac Mortgage Holdings, Inc./Investor Relations/Email Alerts.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may", "will", "intend", "expect", "anticipate", "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including but not limited to, changes in the origination and resale pricing of mortgage loans, changes in management's estimates and expectations, general financial markets and economic conditions and other factors described in this press release. The financial information presented in this release pertaining to actual results should not be taken to predict future earnings, as the Company may not experience similar earnings in future periods.

                        IMPAC MORTGAGE HOLDINGS, INC.
                  (in thousands, except per share amounts)
                                 (unaudited)

Balance Sheets:                                                 September 30,     December 31,
---------------                                                     2001              2000
                                                               ---------------   --------------
Cash and cash equivalents                                          $   17,871       $   17,944
Investment securities available-for-sale                               34,329           36,921
Loan receivables:
     CMO collateral                                                 1,672,581        1,372,996
     Finance receivables                                              464,503          405,438
     Mortgage loans held-for-investment                               151,283           16,720
     Allowance for loan losses                                        (7,942)          (5,090)
                                                               ---------------   --------------
         Net Loan Receivables                                       2,280,425        1,790,064
Investment in Impac Funding Corporation                                22,114           15,762
REO properties                                                          6,066            4,669
Due from affiliates                                                    14,500           14,500
Other assets                                                           21,437           18,978
                                                               ---------------   --------------
     Total Assets                                                  $2,396,742       $1,898,838
                                                               ===============   ==============

CMO borrowings                                                     $1,597,936       $1,291,284
Reverse repurchase agreements                                         598,210          398,653
Borrowings secured by investment securities
   available-for-sale                                                  14,923           21,124
11% senior subordinated debt                                                -            6,979
Other liabilities                                                       9,082            2,358
Stockholders' equity                                                  176,591          178,440
                                                               ---------------   --------------
     Total Liabilities and Stockholders' Equity                    $2,396,742       $1,898,838
                                                               ===============   ==============

Statements of Operations:                                        For the Three Months Ended,        For the Nine Months Ended,
-------------------------                                               September 30,                     September 30,
                                                               --------------------------------   ------------------------------
                                                                     2001             2000             2001             2000
                                                               ---------------   --------------   --------------   -------------
Interest income                                                    $   38,968       $   37,972         $116,032        $106,642
Interest expense                                                       27,581           32,595           85,202          89,512
                                                               ---------------   --------------   --------------   -------------
   Net interest income                                                 11,387            5,377           30,830          17,130
Provision for loan losses                                               2,615            1,248           10,559          17,735
                                                               ---------------   --------------   --------------   -------------
   Net interest income (expense) after provision
      for loan losses                                                   8,772            4,129           20,271            (605)
                                                               ---------------   --------------   --------------   -------------
Equity in net earnings (loss) of Impac
   Funding Corporation                                                  3,039              143            7,857            (937)
Other non-interest income                                               1,322              743            3,419           2,136
                                                               ---------------   --------------   --------------   -------------
     Total non-interest income                                          4,361              886           11,276           1,199
                                                               ---------------   --------------   --------------   -------------
Professional services                                                     646              611            1,728           1,697
General and administrative and other expense                              415              388            1,339           1,069
Personnel expense                                                         290              177              866             484
Write-down on investment securities available-for-sale                  1,841              171            1,949          53,576
(Gain) loss on disposition of real estate owned                          (619)             369           (1,584)          1,677
Mark-to-market (gain) loss - FAS 133                                    2,269                -            3,713               -
                                                               ---------------   --------------   --------------   -------------
     Total non-interest expense                                         4,842            1,716            8,011          58,503
                                                               ===============   ==============   ==============   =============
   Earnings (loss) before extraordinary item and
     cumulative effect of change in accounting principle                8,291            3,299           23,536         (57,909)
Extraordinary item                                                          -                -           (1,006)              -
Cumulative effect of change in accounting principle                         -                -           (4,313)              -
                                                               ---------------   --------------   --------------   -------------
   Net earnings (loss)                                                  8,291            3,299           18,217         (57,909)
Less: Cash dividends on 10.5% cumulative
   convertible preferred stock                                              -             (788)          (1,575)         (2,363)
                                                               ---------------   --------------   --------------   -------------
Net earnings (loss) available to common stockholders               $    8,291       $    2,511         $ 16,642       $ (60,272)
                                                               ===============   ==============   ==============   =============

Net earnings (loss) per share before extraordinary item
   and cumulative effect of change in accounting principle:
   Basic                                                           $     0.37       $     0.12         $   0.97       $   (2.82)
   Diluted                                                         $     0.31       $     0.12         $   0.87       $   (2.82)

Net earnings (loss) per share:
   Basic                                                           $     0.37       $     0.12         $   0.74       $   (2.82)
   Diluted                                                         $     0.31       $     0.12         $   0.68       $   (2.82)

Dividends declared per common share                                $     0.25       $     0.12         $   0.25       $    0.36

Taxable earnings                                                   $   11,001       $      158         $ 27,676       $   2,089
Taxable earnings per diluted share                                 $     0.40       $     0.01         $   1.03       $    0.08

Weighted average shares outstanding:
   Basic                                                               22,687           21,401           22,573          21,401
   Diluted                                                             27,184           27,757           26,967          21,401

Common shares outstanding                                              26,832           21,401           26,832          21,401

                        IMPAC MORTGAGE HOLDINGS, INC.
                 ($ in thousands, except per share amounts)
                                 (unaudited)


Core Operating Earnings:                                        For the Three Months Ended,         For the Nine Months Ended,
------------------------                                               September 30,                      September 30,
                                                              -------------------------------   ------------------------------------
                                                                    2001             2000             2001                2000
                                                              ----------------   ------------   -----------------   ----------------
Reportable net earnings (loss)                                   $    8,291        $  3,299       $   18,217         $ (57,909)
Add:
   Mark-to-market (gain) loss - FAS 133                               2,269              -             3,713                -
   Write-down on investment securities available-for-sale             1,841             171            1,949            53,576
   Extraordinary item                                                    -               -             1,006                -
   Cumulative effect of change in accounting principle                   -               -             4,313                -
   Excess loan loss provisions to allow for write-down
      of loans                                                                                                          14,499
   Tax-effected write-down of investment securities
      owned by IFC and write-off of bank related charges                 -               -                -              1,836
Less:
   Amortization of costs associated with the acquisition
      of hedging instruments not included in interest
      expense due to the implementation of FAS 133                   (1,096)             -            (3,366)                -
                                                              ----------------   ------------   -----------------   ----------------
Core operating earnings                                          $   11,305        $  3,470       $   25,832         $  12,002
                                                              ================   ============   =================   ================
Core operating earnings per diluted share                        $     0.42        $   0.13       $     0.96         $    0.43
                                                              ================   ============   =================   ================
Diluted weighted average shares outstanding used for
   calculation of core earnings per share                            27,184          27,757           26,967            27,757

Yield Analysis:                                                 For the Three Months Ended,         For the Three Months Ended,
---------------                                                     September 30, 2001                   September 30, 2000
                                                              -------------------------------   ------------------------------------
                                                                   Avg Bal          Yield            Avg Bal             Yield
                                                              ----------------   ------------   -----------------   ----------------
Investment securities available-for-sale                         $   33,491            8.11%      $   40,058             16.28%
CMO collateral                                                    1,515,450            7.18%       1,145,119              7.28%
Mortgage loans held-for-investment                                  195,891            5.16%         153,213              8.42%
Finance receivables                                                 459,304            6.90%         468,723             10.25%
                                                              ----------------                  -----------------
   Total Mortgage Assets                                          2,204,136            6.96%       1,807,113              8.35%

CMO borrowings                                                    1,435,864            5.36%       1,046,699              7.58%
Reverse repurchase agreements                                       633,248            4.86%         598,306              7.81%
Borrowings secured by investment securities                          16,183           15.32%          25,022             12.23%
                                                              ----------------                  -----------------
   Total Borrowings on Mortgage Assets                           $2,085,295            5.29%      $1,670,027              7.73%
                                                              ================                  =================
Net Interest Spread on Mortgage Assets                                                 1.67%                              0.62%
Net Interest Margin on Mortgage Assets                                                 1.96%                              1.20%


Other Financial Information:                                           Quarter Ended,                    Nine Months Ended,
----------------------------                                           September 30,                       September 30,
                                                              -------------------------------   ------------------------------------
                                                                     2001            2000             2001                2000
                                                              ----------------   ------------   -----------------   ----------------
Book value per share                                             $     6.58        $   6.47       $     6.58         $    6.47
Return on average assets (1)                                           1.98%           0.74%            4.93%             2.65%
Return on average equity (1)                                          23.40%           7.76%           55.87%            23.09%
Assets to equity ratio                                                13.57           10.06            13.57             10.06
Debt to equity ratio                                                  12.52            9.03            12.52              9.03
Allowance for loan losses to total loan receivables                    0.35%           0.52%            0.35%             0.52%
Mortgage loan acquisitions                                       $  366,907        $126,206       $  922,434         $ 305,468
Prepayment penalties as a % of CMO collateral                            44%             23%              44%               23%
Constant prepayment rate on CMO collateral                               36%             25%              33% (2)           27% (2)
Total non-performing loans to total assets (3)                         2.52%           2.39%            2.52%             2.39%
Delinquency rate of mortgages in the long-term
   term investment portfolio (4)                                       4.15%           4.39%            4.15%             4.39%

(1) Based on core operating earnings
(2) Twelve month CPR as of September 30th
(3) Non-performing assets include mortgages 90+ days delinquent plus other real estate owned
(4) Delinquencies are mortgages 60+ days delinquent inclusive of foreclosures and delinquent bankruptcies

                          IMPAC FUNDING CORPORATION
                               (in thousands)
                                 (unaudited)

Balance Sheets:                                                September 30,      December 31,
---------------                                                    2001               2000
                                                              ---------------    --------------
Cash                                                                $ 12,749          $  8,281
Securities available-for-sale                                         15,147               266
Mortgage loans held-for-sale                                         244,762           275,570
Mortgage servicing rights                                             10,365            10,938
Premises and equipment, net                                            5,284             5,037
Other assets                                                           8,254            17,071
                                                              ---------------    --------------
     Total Assets                                                   $296,561          $317,163
                                                              ===============    ==============

Warehouse facilities                                                $234,827          $266,994
Due to affiliates                                                     14,500            14,500
Deferred revenue                                                       5,462             5,026
Other liabilities                                                     19,435            14,722
Shareholders' equity                                                  22,337            15,921
                                                              ---------------    --------------
     Total Liabilities and Shareholders' Equity                     $296,561          $317,163
                                                              ===============    ==============

Statements of Operations:                                        For the Three Months Ended,        For the Nine Months Ended,
-------------------------                                               September 30,                      September 30,
                                                              ---------------------------------    -----------------------------
                                                                   2001               2000            2001             2000
                                                              ---------------    --------------    -------------    ------------
Interest income                                                     $  5,569          $  8,063          $18,314         $20,116
Interest expense                                                       4,629             8,388           16,601          21,063
                                                              ---------------    --------------    -------------    ------------
   Net interest income (expense)                                         940              (325)           1,713            (947)

Gain on sale of loans                                                 12,423             3,793           32,947          13,163
Loan servicing income                                                    507             2,310            2,308           4,858
Other non-interest income                                                210               188              319             595
                                                              ---------------    --------------    -------------    ------------
     Total non-interest income                                        13,140             6,291           35,574          18,616
                                                              ---------------    --------------    -------------    ------------

Personnel expense                                                      4,138             2,370           10,776           6,950
General and administrative and other expense                           2,844             2,048            8,500           6,954
Amortization of mortgage servicing rights                              1,313             1,294            3,757           3,751
Write-down on securities available-for-sale                                -                 -                -           1,537
Mark-to-market gain - FAS 133                                            (62)                -              (45)              -
Provision for repurchases                                                501                 5              515              77
                                                              ---------------    --------------    -------------    ------------
     Total non-interest expense                                        8,734             5,717           23,503          19,269
                                                              ---------------    --------------    -------------    ------------
    Earnings before income taxes and
      cumulative effect of change in accounting principle              5,346               249           13,784          (1,600)
Income taxes                                                           2,257               105            5,865            (651)
                                                              ---------------    --------------    -------------    ------------
    Earnings (loss) before cumulative effect of
      change in accounting principle                                   3,089               144            7,919            (949)
Cumulative effect of change in accounting principle                        -                 -               17               -
                                                              ---------------    --------------    -------------    ------------
    Net earnings (loss) after cumulative
      effect of change in accounting principle                      $  3,089          $    144          $ 7,936         $  (949)
                                                              ===============    ==============    =============    ============

Production Summary (excluding premiums paid):                    For the Three Months Ended,        For the Nine Months Ended,
---------------------------------------------                           September 30,                      September 30,
                                                              ------------------------------------ --------------------------------
                                                                   2001        %      2000       %      2001      %     2000      %
                                                              ---------------    --------------    -------------    ------------
Volume by product:
   Fixed rate                                                       $335,256  41      $417,459  71   $1,169,007  54  $1,004,849  69
   Adjustable rate                                                   470,176  58       147,717  25      978,666  45     418,595  29
   Second trust deeds                                                 10,083   1        19,129   3       29,879   1      34,150   2
                                                              ---------------    --------------    -------------    ------------
Total loan production                                               $815,515          $584,305       $2,177,552      $1,457,594
                                                              ===============    ==============    =============    ============

Volume by business line:
   Correspondent acquisitions                                       $606,905  74      $481,882  82   $1,667,374  77  $1,211,365  83
   Wholesale and retail originations                                 188,629  23        94,935  16      490,197  23     174,946  12
   Bulk acquisitions                                                       -   0         7,488   1            -   0      71,283   5
   Novelle Financial Services                                         19,981   2             -   0       19,981   1           -   0
                                                              ---------------    --------------    -------------    ------------
Total production                                                    $815,515          $584,305       $2,177,552      $1,457,594
                                                              ===============    ==============    =============    ============

Volume by purpose:
   Purchase                                                         $531,935  65      $484,801  84   $1,373,171  63  $1,201,725  82
   Refinance                                                         283,580  35        89,504  16      804,381  37     255,869  18
                                                              ---------------    --------------    -------------    ------------
Total loan production                                               $815,515          $574,305       $2,177,552      $1,457,594
                                                              ===============    ==============    =============    ============

Volume by prepayment penalties:
   With prepayment penalties                                        $515,814  63      $344,787  59   $1,407,519  65  $  719,967  49
   Without prepayment penalties                                      299,701  37       239,518  41      770,033  35     737,627  51
                                                              ---------------    --------------    -------------    ------------
Total loan production                                               $815,515          $584,305       $2,177,552      $1,457,594
                                                              ===============    ==============    =============    ============